Legal Proceedings

1. Date: June 30, 2008
Complaint filed in the United Stated
District Court for the District of
Massachusetts, subsequently transferred
to the United States District Court for
the Southern District of New York on
September 22, 2008, and captioned Yu v.
State Street Corp. Et al., Civ. A.
No. 08-11108-JLT
Subject: request for reimbursement of
alleged investment losses in the
SSgA Yield Plus Fund.
Lead Plaintiff: Anatoly Alexander,
Individually and on behalf of all
others similarly situated
Defendants: State Street Corporation,
State Street Global Advisors, Lynn L.
Anderson. Agustin J. Fleites, Steven J.
Mastrovich, William L. Marshall, Patrick
 J. Riley, Bruce D. Taber, Richard D.,
Shirk, Henry W. Todd, Mark E. Swanson,
Donald A. Gignac, Karen D. Gillogly,
William L. Boyan, Michael F. Holland, Rina
K. Spence, Douglas T. Williams, James Ross,
Gary L. French, and Peter G. Leahy
Disposition: This case was dismissed with prejudice by a Memorandum Opinion and Order dated February 25, 2010. On March 17, 2010, the Plaintiff moved for reconsideration of the with prejudice dismissal, which the Defendants have opposed. By Memorandum and Order dated July 14, 2010, the court granted Plaintiff's motion, and Plaintiff filed a second amended complaint on July 28, 2010. Defendants filed motions to dismiss certain aspects of the second amended complaint on August 27, 2010, and Plaintiff filed an opposition to those motions on October 12, 2010.
On March 31, 2011 the US District Court for the Southern
District of New York granted the Defendant's motion to dismiss the Plaintiff's second amended, with prejudice, and ordered the clerk of the court to close the case.